                                                             Exhibit No. EX-99.j

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

     We consent to the use of our report, dated December 21, 2004, on the annual financial  statements and financial highlights of The Noah Fund, a series of The
Noah  Investment  Group,  Inc.,  which is included  in Part B in Post  Effective
Amendment No. 16 to the Registration  Statement under the Securities Act of 1933 and Post Effective Amendment No. 18 under the Investment Company Act of 1940 and
included  in  the  Prospectus  and  Statement  of  Additional  Information,   as
specified,  and to the  reference  made to us  under  the  caption  "Independent
Auditors" in the Statement of Additional Information.

Abington, Pennsylvania                              /s/ Sanville & Company
February 28, 2005                                   Certified Public Accountants